Exhibit 99(a)

OneBeacon Insurance Savings Plan

Financial Statements and Supplemental Schedule to

Accompany 2004 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

For the Years Ended December 31, 2004 and 2003

OneBeacon Insurance Savings Plan

*                 Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

OneBeacon Insurance Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon Insurance Savings Plan (the “Plan”) at December 31, 2004 and 2003, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) at December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

June 28, 2005

OneBeacon Insurance Savings Plan

Statements of Net Assets Available for Benefits

December 31, 2004 and 2003

	2004	2003
Assets
Investments:
Investments at fair value (Notes B,C,D,E)	$428,266,412	$380,240,201
Loans to participants at fair value (Note A)	4,733,164	4,884,748
Total Investments	432,999,576	385,124,949

Receivables:
Employer contributions	110,085	57,784
Participant contributions	350,701	181,650
Other receivables	809,825	681,569
Total Receivables	1,270,611	921,003

Total Assets	434,270,187	386,045,952

Liabilities
Accrued administrative expenses	63,532	56,128
Other accounts payable	403,218	1,205,681
Total Liabilities	466,750	1,261,809

Net Assets Available for Benefits	$433,803,437	$384,784,143

The accompanying notes are an integral part of these financial statements.

OneBeacon Insurance Savings Plan

Statements of Changes in Net Assets Available for Benefits

For the years ended December 31, 2004 and 2003

	2004	2003
Additions
Investment income:
Interest and dividend income (Notes C and D)	$8,521,363	$6,728,962
Interest income, participant loans (Note A)	244,019	292,014
Net appreciation in fair value of investments (Note D)	41,203,697	56,319,241
	49,969,079	63,340,217

Contributions:
Employer	5,518,571	5,305,491
Participant	17,505,733	15,367,060
	23,024,304	20,672,551

Transfers in – rollovers	14,803,694	3,254,052
Other (decreases)/increases	(1,310)	163
Total additions	87,795,767	87,266,983

Deductions
Benefits paid to participants	38,554,532	45,830,458
Administrative expenses	221,941	269,944
Total deductions	38,776,473	46,100,402

Net increase	49,019,294	41,166,581

Net Assets Available for Benefits:
Beginning of year	384,784,143	343,617,562
End of year	$433,803,437	$384,784,143

The accompanying notes are an integral part of these financial statements.

OneBeacon Insurance Savings Plan

Notes to Financial Statements

A.           Description of the Plan

The following description of the OneBeacon Insurance Savings Plan (“Plan”) provides only general information. Participants should refer to the Plan agreement and related amendments for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the “Company”). On March 31, 2004, OneBeacon acquired Atlantic Specialty Insurance Company, a subsidiary of Atlantic Mutual Insurance Company (“Atlantic Mutual”), and the renewal rights to Atlantic Mutual’s segmented commercial insurance business, including the unearned premiums on the acquired book. The Plan was amended to allow former Atlantic Mutual employees hired by OneBeacon to participate in the Plan.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Eligibility

Employees who complete sixty days of continuous service are eligible to participate in the Plan.  Eligible employees are automatically enrolled in the Plan at a 2 percent contribution rate, unless waived by the employee.

Contributions

Effective January 1, 2003, participants could contribute 40 percent of annual compensation on a pre-tax and/or an after-tax basis.  Participants direct their contributions into various investment options offered by the Plan. The Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan.  The matching Company contribution mirrors the employee directed investment options.  Eligible participants who attain age 50 before the end of the Plan year can make catch up contributions to the Plan.  Contributions are subject to IRS limitations.

Employees hired between June 1, 2001 and April 11, 2003 have been provided with the equivalent of two common shares of White Mountains Insurance Group, Ltd. on the first day of the second month of the quarter following one year of service with the Company. In 2004 and 2003, the Company contributed $491,797 and $729,422, respectively, to these employees.  Contributions into the White Mountains Stock Fund can be immediately directed by the participant into another investment option.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution (b) Plan earnings, net of an allocation of investment fees and (c) applicable loan fees. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after three years of credited service.

Forfeitures

Forfeitures are used to reduce future Company contributions. The balances as of December 31, 2004 and 2003, in the forfeiture account were $4,248 and $11,952, respectively. During 2004 and 2003, $562,635 and $428,273, respectively, of forfeited funds were used to offset employer contributions.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate (5.25% and 4.00% at December 31, 2004 and December 31, 2003, respectively) plus 1 percent as of the beginning of the month in which the loan was made.

Payment of Benefits

On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time. For termination of service for other reasons, a participant may only receive the value of the vested interest in his or her account as a lump-sum distribution.

Expenses

The Company paid the majority of administrative expenses relating to the Plan except for certain investment management fees paid by the Plan to Vanguard of $221,941 and $269,944 in 2004 and 2003, respectively.

Plan Termination

While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time.  In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

B.             Investment Options

During the plan years ended December 31, 2004 and 2003, participants were able to allocate their contributions among various registered investment company options, a company stock fund and four specific Plan-sponsored funds comprised of stocks, bonds, government securities and guaranteed investment contracts as follows:

Columbia Mid Cap Value Fund

OneBeacon Equity Fund

OneBeacon Fixed Income Fund

OneBeacon Fully Managed Fund

OneBeacon Insurance Group Stable Value Fund

Vanguard 500 Index Fund Investor Shares

Vanguard Asset Allocation Fund

Vanguard Extended Market Index Fund Investor Shares

Vanguard High-Yield Corporate Fund

Vanguard International Growth Fund

Vanguard Long-Term Corporate Fund Investor Shares

Vanguard Morgan Growth Fund Investor Shares

Vanguard Prime Money Market Fund

Vanguard Short-Term Corporate Fund Investor Shares

Vanguard Small-Cap Index Fund Investor Shares

Vanguard Total International Stock Index Fund

Vanguard U.S. Growth Fund

Vanguard Wellington Fund Investor Shares

Vanguard Windsor Fund

Vanguard Windsor II Fund Investor Shares

White Mountains Stock Fund

C.             Summary of Accounting Policies

The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan’s financial statements and notes to financial statements:

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value, except for its investment contracts, which are valued at contract value which approximates fair value (Note E). Many factors are considered in arriving at that fair market value.  In general, corporate bonds and U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.  Shares of company stock, preferred stock and common stock are valued at quoted market prices.  Registered investment companies are valued at the net asset value as reported by the fund at year end.  Units of common/collective trust funds are valued at the net asset value of the fund, as reported by Vanguard Trust Company, the Trustee of the Plan, on the last business day of the year.   Participant loans are recorded at cost plus accrued interest, which approximates fair value.

Purchases and sales are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

Benefit Payments

Benefits are recorded when paid.

Risks and Uncertainties

The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, registered investment companies, money market funds, and other investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

D.            Investments

The following presents the fair value of investments that represent 5 percent or more of the Plan’s net assets.

	As of December 31,
	2004	2003
Investments, at fair value
Vanguard 500 Index Fund Investor Shares	$34,674,705	$31,451,292
Vanguard Wellington Fund Investor Shares	26,079,621	22,981,133
Vanguard Windsor Fund	37,063,073	32,472,877

During 2004 and 2003, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

	Years Ended December 31,
	2004	2003
Net appreciation/(depreciation) in fair value of investments, by type
Common Stock	$16,755,942	$16,605,224
Preferred Stock/Convertible	(233,021)	1,012,648
White Mountains Stock	4,894,995	2,940,579
Corporate Bonds	1,066,331	1,702,208
Convertible Bonds	1,498,998	1,798,797
US Government Bonds	(19,989)	19,118
Registered Investment Companies	17,240,441	32,240,667
Net appreciation in fair value of investments	$41,203,697	$56,319,241

E.              Investment Contracts (OneBeacon Insurance Stable Value Fund)

The Plan has entered into benefit-responsive investment contracts with Bank of America, CDC Capital, GE Life and Annuity Insurance, IXIS, John Hancock Mutual, JP Morgan Chase Bank, Massachusetts Mutual, Metropolitan Life Insurance, New York Life Insurance, Rabobank Nederland, State Street Bank, Travelers, and also invests in the Vanguard Prime Money Market Fund. The Stable Value Fund is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by these institutions. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. The average yields during the years ended December 31, 2004 and 2003 were 4.48 percent and 4.86 percent, respectively.  The crediting interest rates ranged from 2.65 percent to 7.13 percent and 3.55 percent to 7.64 percent at December 31, 2004 and 2003, respectively.  The crediting interest rate on synthetic contracts is based on a formula agreed upon with the issuer, but may not be less than 0 percent. Such interest rates are reviewed on a quarterly basis for resetting.

F.              Related Party Transactions

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company (“VFTC”). VFTC acts as trustee for only those investments as defined by the Plan.  The Plan also has investments, which are managed by White Mountains Advisors LLC, an affiliate of the Company. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Participants’ loans also constitute party-in-interest transactions.

The Plan invests in the White Mountains Stock Fund (the “Fund”) which is comprised of common shares of White Mountains Insurance Group, Ltd. (the Parent Company) and small amounts of cash invested in the Vanguard Prime Money Market Fund.  The share values of the Fund are recorded and maintained by VFTC, Trustee of the Plan.  During the years ended December 31, 2004 and 2003, the Plan purchased shares in the Fund in the amounts of $5,289,582 and $2,929,945, respectively; sold shares in the Fund of $3,242,290 and $2,019,919, respectively; and had net appreciation in the Fund of $4,894,995 and $2,940,579 respectively. The total value of the Plan’s investment in the Fund was $17,532,825 and $10,596,218 at December 31, 2004 and 2003, respectively.

G.             Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated January 16, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has since been amended. However, management believes the Plan is designed and operates in accordance with the IRC, therefore, no provision for income taxes is required.

OneBeacon Insurance Savings Plan

Schedule of Assets (Held at End of Year)

(Form 5500, Schedule H, Part IV, Line 4i)

Identity of Issue	Security Description	Current Value
Cash and Cash Equivalents
Cash and Cash Equivalents		$20,639
* TBC INC POOLED EMP DAILY	7,948,890 units	7,948,890
		7,969,529
Common Stock
ABITIBI CONSOLIDATED INC COM	93,000 shares	643,560
AMERADA HESS CORP COM	65,000 shares	5,354,700
AQUILA INC	35,000 shares	129,150
ARCHER DANIELS MIDLAND CO COM	90,000 shares	2,007,900
AUTOMATIC DATA PROCESSING INC	25,000 shares	1,108,750
BERKSHIRE HATHAWAY INC DEL B	550 shares	1,614,800
CALLAWAY GOLF CO COM	37,000 shares	499,500
CAPITOL FED FINL COM	35,000 shares	1,260,000
CHARTER FINL CORP WEST PT GA	22,000 shares	965,140
DIAMOND OFFSHORE DRILLING INC	26,000 shares	1,041,300
EASTMAN CHEM CO COM	22,000 shares	1,270,060
EL PASO ELEC CO COM NEW	215,000 shares	4,072,100
FAIRMONT HOTELS & RESORTS INC	32,000 shares	1,108,480
FIRSTENERGY CORP COM	45,000 shares	1,777,950
FORTUNE BRANDS INC COM	3,000 shares	231,540
GREAT LAKES CHEM CORP COM	150,000 shares	4,273,500
IDACORP INC COM	1,000 shares	30,570
LONGVIEW FIBRE CO	92,000 shares	1,668,880
LUCENT TECHNOLOGIES INC WT	5,974 shares	9,439
MARATHON OIL CORP	140,000 shares	5,265,400
MCDONALDS CORP COM	25,000 shares	801,500
MEREDITH CORP COM	60,000 shares	3,252,000
NEW ENG BANCSHARES INC	5,000 shares	102,500
NEW YORK TIMES CO CL A	12,000 shares	489,600
NORTHGATE MINERALS CORP	47,000 shares	79,430
NRG ENERGY INC	32,500 shares	1,171,625
OCTEL CORP COM	80,000 shares	1,664,800
PEOPLES BK BRIDGEPORT CONN	23,000 shares	894,470
POTLATCH CORP COM	43,000 shares	2,174,940
ROYAL DUTCH PETE CO N Y	13,000 shares	745,940
RYDER SYS INC COM	35,000 shares	1,671,950
SEMCO ENERGY INC COM	20,000 shares	106,800
SIERRA PAC RES NEW COM	200,000 shares	2,100,000
TECK COMINCO LTD CL B SUB VTG	146,655 shares	4,519,052
TECO ENERGY INC COM	25,000 shares	383,500
UNISOURCE ENERGY CORP COM	215,000 shares	5,183,650
UNOCAL CORP COM	107,000 shares	4,626,680
XCEL ENERGY INC	30,000 shares	546,000
		64,847,156

Identity of Issue	Security Description	Current Value
Company Stock
* WHITE MOUNTAINS STOCK	924,727 shares	17,532,825
		17,532,825
Preferred Stock
PACIFIC GAS & ELEC CO 1ST PFD	6,778 shares	175,593
		175,593
Preferred Convertibles
CMS ENERGY CORP PFD CONV 4.50%	34,000 shares	2,154,750
EQUITY OFFICE PPTYS TR PFD CV	10,000 shares	513,750
SIMON PPTY GROUP INC NEW PERP	4,000 shares	236,880
UNOCAL CAP TR EXCH CVT PFD	55,000 shares	2,825,625
		5,731,005
Corporate Bonds
3M EMPLOYEE STK OWNERSHIP 144A	5.620% 07/15/2009	548,841
	$525,609 par
AMERICAN GEN FIN MTN #TR00378	5.375% 10/01/2012	2,073,412
	$2,000,000 par
ARIZONA PUB SVC CO NT	5.800% 06/30/2014	1,067,858
	$1,000,000 par
COORS BREWING CO	6.375% 05/15/2012	2,198,930
	$2,000,000 par
DEERE & CO DEB	7.850% 05/15/2010	2,341,846
	$2,000,000 par
DOVER CORP NT	6.450% 11/15/2005	1,025,714
	$1,000,000 par
DU PONT EI DE NEMOURS & CO NT	6.875% 10/15/2009	2,255,862
	$2,000,000 par
ENERGY EAST CORP NT	5.750% 11/15/2006	2,598,360
	$2,500,000 par
FOSTERS FIN CORP NT 144A	6.875% 06/15/2011	1,128,318
	$1,000,000 par
HARTFORD LIFE INC SR NT	7.375% 03/01/2031	1,193,730
	$1,000,000 par
HARVARD UNIV MASS	8.125% 04/15/2007	1,155,415
	$1,045,000 par
KINDER MORGAN ENERGY SR NT	7.500% 11/01/2010	1,155,967
	$1,000,000 par
PACIFIC GAS & ELEC CO 1ST MTG	4.200% 03/01/2011	1,483,106
	$1,500,000 par
PEARSON PLC SR NT 144A	7.000% 06/15/2011	1,126,393
	$1,000,000 par
ST PAUL COS INC MTN # TR 00054	6.730% 07/14/2005	1,016,415
	$1,000,000 par
TEXTRON FINL CORP MTN #TR00622	2.750% 06/01/2006	1,975,976
	$2,000,000 par
TEXTRON FINL CORP NT	6.000% 11/20/2009	2,175,184
	$2,000,000 par

Identity of Issue	Security Description	Current Value
TRIBUNE CO MTN #TR 00043	5.900% 01/24/2006	1,018,151
	$1,000,000 par
WELLPOINT HEALTH NETWORKS NT	6.375% 06/15/2006	1,041,605
	$1,000,000 par
		28,581,083
Convertible Bonds
CMS ENERGY CORP SR NT CONV	3.375% 07/15/2023	354,000
	$300,000 par
DIAMOND OFFSHORE CONV DEBS	1.500% 04/15/2031	530,000
	$500,000 par
FAIRMONT HOTELS & RESORTS INC	3.750% 12/01/2023	1,240,250
	$1,100,000 par
INCO LTD CONV DEB	1.000% 03/14/2023	2,745,750
	$2,100,000 par
KERR MCGEE CORP SUB DEB CVT	5.250% 02/15/2010	3,282,125
	$3,100,000 par
LOEWS CORP SUB NOTES CVT	3.125% 09/15/2007	1,915,875
	$1,950,000 par
OHIO CAS CORP NT CVT	5.000% 03/19/2022	160,688
	$150,000 par
PRIDE INTL INC DEL NT CONV	3.250% 05/01/2033	270,938
	$250,000 par
SCHLUMBERGER LTD SR NT CONV A	1.500% 06/01/2023	1,971,000
	$1,800,000 par
SIERRA PAC RES NEW NT CONV	7.250% 02/14/2010	995,500
	$400,000 par
TRIZEC HAHN CORP DEBS EXCH	3.000% 01/29/2021	4,218,500
	$5,200,000 par
USF&G CORP SUB CVT NT	ZEROCPN 03/03/2009	1,776,437
	$2,150,000 par
		19,461,063
US Government Securities
FEDERAL HOME LN MTG CORP DEBS	7.800% 09/12/2016	1,076,050
	$1,000,000
U S TREASURY NOTES	3.000% 02/15/2008	991,836
	$1,000,000
		2,067,886

OneBeacon Insurance Group Stable Value Fund - Insurance and Investment Contracts
BANK OF AMERICA 03010 WRAPPER CONTRACTS UNDERLYING ASSETS	3.46% 06/30/2008	27,296
* Vanguard Targeted Return Trust (4-07)	197,328 units	2,113,382
* Vanguard Targeted Return Trust (2-08)	102,068 units	1,046,196
TOTAL CONTRACT VALUE		3,186,874

Identity of Issue		Security Description	Current Value

OneBeacon Insurance Group Stable Value Fund (continued)

	IXIS 136201 WRAPPER CONTRACTS UNDERLYING ASSETS	4.20% constant duration	(240,959)
*	Vanguard Intermediate-Term Bond Trust	720,509 units	11,038,192
*	Vanguard Total Bond Market Index Fund		4,831,610
	TOTAL CONTRACT VALUE		15,628,843

	IXIS 136202 WRAPPER CONTRACTS UNDERLYING ASSETS	2.65% 12/31/2005	9,971
*	Vanguard Targeted Return Trust (4-05)	189,989 units	2,460,360
	TOTAL CONTRACT VALUE		2,470,331

	JP MORGAN 01 WRAPPER CONTRACTS UNDERLYING ASSETS	4.51% constant duration	(161,532)
*	Vanguard Mortgage Backed Securities Trust	305,378 units	3,539,336
*	Vanguard Total Bond Market Index Fund		4,852,164
	TOTAL CONTRACT VALUE		8,229,968

	MASSACHUSETTS MUTUAL 35121	4.31% 06/30/2009	1,020,616

	METROPOLITAN LIFE 25656	7.31% 05/15/2005	5,362,997

	METROPOLITAN LIFE 25855	5.93% 07/15/2005	2,483,556

	NEW YORK LIFE 31132002	6.29% 08/15/2005	5,107,961

	PRINCIPAL 6115041	3.55% 03/14/2008	1,309,727

	RABOBANK 099601 WRAPPER CONTRACTS UNDERLYING ASSETS	4.37% constant duration	(290,788)
*	Vanguard Intermediate-Term Bond Trust	1,044,287 units	15,998,483
	TOTAL CONTRACT VALUE		15,707,695

	STATE STREET BANK 101049 WRAPPER CONTRACTS UNDERLYING ASSETS	3.99% 09/30/2007	(98,962)
*	Vanguard Targeted Return Trust (1-06)	148,999 units	1,838,642
*	Vanguard Targeted Return Trust (2-06)	149,596 units	1,828,060
*	Vanguard Targeted Return Trust (4-06)	137,579 units	1,633,065
*	Vanguard Targeted Return Trust (1-07)	140,161 units	1,637,075

Identity of Issue		Security Description	Current Value

OneBeacon Insurance Group Stable Value Fund (continued)

*	Vanguard Targeted Return Trust (2-07)	143,941 units	1,642,370
*	Vanguard Targeted Return Trust (3-07)	152,016 units	1,652,412
	TOTAL CONTRACT VALUE		10,132,662

	STATE STREET BANK 104044 WRAPPER CONTRACTS UNDERLYING ASSETS	3.43% constant duration	2,110
*	Vanguard Short-Term Bond Trust	161,402 units	1,615,638
	TOTAL CONTRACT VALUE		1,617,748

	TRAVELERS 18716	3.99% 12/05/2008	4,040,074

*	VANGUARD PRIME MONEY MARKET	1,372,128 units	1,372,128
			77,671,180

Participant Loans
*	PARTICIPANT LOANS	4.00% - 11.70%	4,733,164
			4,733,164
Registered Investment Companies
	Columbia Mid Cap Value Fund	364,243 units	9,747,151
*	Vanguard 500 Index Fund Investor Shares	310,593 units	34,674,705
*	Vanguard Asset Allocation Fund	365,179 units	8,968,817
*	Vanguard Extended Market Index Fund Investor Shares	442,159 units	13,866,127
*	Vanguard High-Yield Corporate Fund	408,804 units	2,632,701
*	Vanguard International Growth Fund	449,389 units	8,475,478
*	Vanguard Long-Term Corporate Fund Investor Shares	1,080,653 units	10,320,244
*	Vanguard Morgan Growth Fund Investor Shares	134,107 units	2,188,590
*	Vanguard Prime Money Market Fund	16,786,179 units	16,786,179
*	Vanguard Short-Term Corporate Fund Investor Shares	391,175 units	4,169,933
*	Vanguard Small-Cap Index Fund Investor Shares	373,615 units	10,020,363
*	Vanguard Total International Stock Index Fund	267,048 units	3,364,809
*	Vanguard U.S. Growth Fund	90,585 units	1,465,667
*	Vanguard Wellington Fund Investor Shares	863,849 units	26,079,621
*	Vanguard Windsor Fund	2,051,083 units	37,063,073
*	Vanguard Windsor II Fund Investor Shares	468,780 units	14,405,634
			204,229,092

		Grand Total	$432,999,576

*                 Denotes party-in-interest.

Cost omitted for participant directed investments.